UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

March 21, 2005

Date of Report (Date of earliest event reported):

Commission File Number: 333-105008

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Rincon Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware                                                                                                      87-0700927

(State or other jurisdiction of                                                                    (I.R.S. Employer

 incorporation or organization)                                                                   Identification No.)

2920 North Swan Road, Suite 206, Tucson, Arizona 85715

(Address of principal executive offices)

(520) 319-6104

(Issuer's telephone number, including area code)

Item 3.02    Unregistered Sale of Equity Securities

    On March 9, 2005, Rincon Resources, Inc. ("Rincon" or the "Company") executed three Convertible Debentures  (the "Notes") which were issued to international investors (the "Holders").  No underwriter was used; thus, no commission was paid on the sale of the Convertible Debentures.   Pursuant to the terms of the convertible debentures, the Holders will receive 5% interest per annum commencing on March 9, 2005.  The Holders will pay an aggregate amount of $870,000 in cash for the Notes and  the notes are convertible, at the Holders' discretion, into shares of common stock of the Company at an conversion price of $0.10 per share.  The Notes are due and payable in full on or before March 9, 2006.

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

     On January 8, 2005, Bryan E. Rhodes resigned from the position of Secretary, Treasurer and Director of Rincon Resources, Inc.  Resignation letter attached as Exhibit 17.1.

    On March 10, 2005, the Board of Directors and Shareholders of Rincon Resources, Inc. appointed David Naylor as a director.  David Naylor was also elected Secretary and Treasurer.

    Mr. David Naylor is a financial management professional who balances extensive accounting expertise and a highly analytical nature with the ability to improve management practices. From 1989 to 2000, he was devoted in assisting and leading a large media publishing company, Pacific Press, Ltd., through a period of change.  From November 2003 to the present, Mr. Naylor has served as a director and Chief Financial Officer of Silver Star Energy, Inc., a Nevada corporation trading on the Over-the-counter Bulletin Board under the symbol, SVSE.  Mr. Naylor is a Certified Management Accountant (CMA) with over fifteen years of experience.

Item 9.01    Financial Statements and Exhibits

Exhibit 17.1    -     Resignation of Bryan E. Rhodes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 21, 2005

RINCON RESOURCES, INC.

/s/ Graeme Scott

     Graeme Scott,

     President

Exhibit 17.1

January 8, 2005

To:      Graeme F. Scott

            President

            Rincon Resources, Inc.

            2920 N. Swan Road, Suite 206

            Tucson, Arizona 85712

From:  Brayn E. Rhodes

            851 N. Western Ridge Trail

            Tucson, Arizona 85748

Mr. Scott:

    Effective immediately, I hereby resign from the position of Secretary, Treasurer and Director of Rincon Resources, Inc.  (OTC Symbol:  RIRI)  I thank you for the opportunity to work with the company, however, as of January 8, 2005; I am no longer associated or affiliated with Rincon Resources, Inc.  Thank you

/s/ Bryan E. Rhodes

    Bryan E. Rhodes

/s/ Rose Mardula

Official Seal

Rose Mardula

Notary Public-Arizona

Pima County

My Comm. Expires Aug. 9, 2005